Mr Lee.

The Companies Acts 1985, 1989 and 2006
Company Limited By Shares

MEMORANDUM AND ARTICLES OF ASSOCIATION

THREE COUNTIES INSURANCE BROKERS LIMITED

Company Number: **1455098**

Incorporated on: **18 October 1979**

The Companies Acts 1985, 1989 and 2006
COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

THREE COUNTIES INSURANCE BROKERS LIMITED

1 The Company's name is THREE COUNTIES INSURANCE BROKERS LIMITED

2 The Company's Registered Office is to be situated in England

3 The Company's objects are

(A) To carry on business as insurance brokers, agents and intermediaries in respect of all classes of insurance, to act as risk advisers and consultants on all matters concerning risk and insurance and to do all such things as are incidental or conducive to the carrying on of such business by the Company

(B) To carry on any other trade or business which can, in the opinion of the Board of Directors, be advantageously carried on by the Company in connection with or as ancillary to any of the above businesses or the general business of the Company, or further any of its objects

(C) To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, buildings, easements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind for such consideration and on such terms as may be considered expedient

(D) To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company's business, and to contribute to or subsidise the erection, construction and maintenance of any of the above

(E) To borrow and raise money with or without security and, for the purposes of or in connection with the borrowing or raising of money by the Company, to secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit by the Company or its Directors and, in particular, by the granting or creating or the permitting to subsist of any mortgages, charges (whether fixed or floating), security rights, liens or encumbrances upon the undertaking of the Company and all or any of its real and personal, moveable and immovable property, (present and

future) or by the granting or creating or the permitting to subsist of any mortgage, pledge or charge over all or any of the uncalled capital for the time being of the Company or by the creation and issue, at par or at a premium or discount and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, of bonds, debentures, debenture stock, perpetual, redeemable or repayable or otherwise or of other obligations or securities of the Company of any description

(F) To mortgage and charge the undertaking and all or any of the real and personal property and assets, present or future, and all or any of the uncalled capital for the time being of the Company, and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the Company by a trust deed or other assurance

(G) To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or any obligations of the Company or of its customers or other persons or corporations having dealings with the Company, or in whose businesses or undertakings the Company is interested, whether directly or indirectly

(H) To receive money on deposit or loan upon such terms as the Company may approve, and to guarantee the obligations and contracts of any person or corporation

(I) To lend and advance money or give credit on any terms and with or without security to any person, firm or company (including without prejudice to the generality of the foregoing any holding company, subsidiary or fellow subsidiary of, or any other company associated in any way with, the Company), to enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing clauses) whether with or without the Company receiving any consideration, to guarantee or to grant any indemnity in respect of or to secure (with or without a personal covenant and with or without a mortgage, charge (whether fixed or floating), security right, lien or encumbrance upon all or any part of the undertaking and assets, present and future, and the uncalled capital of the Company) the performance of any obligation, contract or liability or loss or cost or expense or the payment of any debt or sum including the principal amount thereof or any dividend, interest or premium on any stock, debenture, debenture stock, bond, share or other security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company in business

(J) To grant pensions, allowances, gratuities and bonuses to officers, ex-officers, employees or ex-employees of the Company or its predecessors in business or the dependants or

connections of such persons, to establish and maintain or concur in establishing and maintaining trusts, funds or schemes (whether contributory or non-contributory) with a view to providing pensions or other benefits for any such persons as aforesaid, their dependants or connections, and to support or subscribe to any charitable funds or institutions, the support of which may, in the opinion of the Directors, be calculated directly or indirectly to benefit the Company or its employees, and to institute or maintain any club or other establishment or profit sharing scheme calculated to advance the interests of the Company or its officers or employees

(K) To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

(L) To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.

(M) To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up shares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terms as the Company may determine

(N) To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by instalments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired

(O) To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this Company, and to acquire and hold, sell, deal with or dispose of shares, stock or securities of any such company, and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company

(P) To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company and to acquire and hold or dispose of shares, stock or securities of and guarantee the payment of the dividends, interest or capital of any shares, stock or securities issued by or any other

obligations of any such company

(Q) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this Company is authorised to carry on

(R) To sell, improve, manage, develop, turn to account, exchange, let on rent, royalty, share of profits or otherwise, grant licences, easements and other rights in or over, and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit

(S) To amalgamate with any other company whose objects are to include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company as aforesaid with or without winding up, or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner

(T) To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(U) To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise

(V) To do all such things as are incidental or conducive to the above objects or any of them

And it is hereby declared that in the construction of this clause the word "company" except where used in reference to the Company shall be deemed to include any person or partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in Great Britain or elsewhere, and that the objects specified in the different paragraphs of this clause shall, except where otherwise expressed therein, be in no way limited by reference to any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of the said paragraphs defined the objects of a separate, distinct and independent company

4 The liability of the members is limited

The shares in the issued capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise